Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

From:	Christy Stoner Uwharrie Capital Corp 704-991-1138
Date:	November 9, 2011

Albemarle - Uwharrie Capital Corp and its subsidiary banks, Bank of Stanly, Anson Bank & Trust and Cabarrus Bank & Trust reported consolidated total assets of $530.3 million at September 30, 2011 versus $535.4 million at December 31, 2010. Net income for the nine month period ended September 30, 2011 was $1.2 million versus $1.4 million for the same period in 2010. For each of the nine months ended September 30, 2011 and September 30, 2010, net income available to shareholders was $689 thousand and $883 thousand respectively. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three month period ended September 30, 2011 was $255 thousand versus $497 thousand for the same period in 2010. For each of the three months ended September 30, 2011 and September 30, 2010, net income available to shareholders was $94 thousand and $336 thousand respectively.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank & Trust, Cabarrus Bank & Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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